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                                                                     EXHIBIT 3.2

                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603


                                December 9, 2004


Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York
101 Barclay Street
New York, New York  10286


     Re:      Claymore Securities Defined Portfolios, Series 205
                    Dreman Contrarian Value Trust, Series 1
                    ---------------------------------------
Gentlemen:

     We have acted as counsel to Claymore Securities Defined Portfolios, Series 205 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Dreman Contrarian Value Trust, Series 1 (the "Trust(s)"), under a Reference Trust Agreement dated December 9, 2004 (the "Indenture") between Claymore Securities, Inc., as Sponsor, Depositor and Evaluator, and The Bank of New York as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust(s) will be administered, and investments by the Trust(s) from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The assets of each Trust will consist of a portfolio of equity securities (the "Securities") as set forth in the Prospectus. For purposes of the following discussion and opinion, it is assumed that the Trust holds (i) stock in foreign and domestic corporations (the "Stocks") (ii) various debt obligations (the "Debt Obligations") and (iii) interests in a real estate investment trust (the "REIT Shares"). All of the assets of the Trust are referred to herein as the "Securities." For purposes of the following discussion and opinion, it is assumed that each Stock is equity for federal income tax purposes each Debt Obligation is debt for federal income tax purposes and each REIT Share is a share in an entity treated as a real estate investment trust for federal income tax purposes. We have not independently examined the assets to be deposited in and held by the Trust.

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     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

     I. The Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trust in the proportion that the number of Units held by a Unit holder bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of the Unit holders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have if the Unitholder directly owned the assets of the Trust. Each Unit holder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unit holder if the Unit holder directly owned the assets of the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Debt Obligation which was issued with original issue discount at the same time and in the same manner, as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Debt Obligations if it is "de minimis" within the meaning of Section 1273 of the Code. If a Debt Obligation is a "high yield discount obligation" within the meaning of Section 163(e)(5) of the Code, certain special rules may apply. A Unit holder may elect to include in taxable income for Federal income tax purposes market discount as ii accrues with respect to his or her interest in any Debt obligation which he or she is considered to have acquired with market discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest.

     II. The price a Unit holder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Asset held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his or her Units) in order to determine the tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions received by the Trust from the Stocks that constitute "dividends" as defined in Section 316 of the Code is generally taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Stock, and to the extent that such dividends exceed a Unit holder's tax basis in such Stock shall be treated as gain from the sale or exchange of property. However, it should be noted that under the "Jobs and Growth Tax Relief Reconciliation Act of 2003" (the "Tax Act") certain dividends with respect to the Stocks, may qualify to be taxed at the same new rates that apply to net capital gain, provided certain holding period requirements are satisfied. These special rules relating to the taxation of dividends at capital gains rates generally

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apply to taxable years beginning before January 1, 2009. In limited circumstances, these reduced rates may also apply to some ordinary income dividends on the REIT shares. Certain distributions on the REIT Shares may qualify as "capital gains dividends," taxable to shareholders (and accordingly to Unit holders as owners of a pro rata portion of the REIT Shares) as long-term capital gain, regardless of how long the shareholder has owned such shares. Distributions of income or capital gains declared on REIT Shares in October, November or December will be deemed to have been paid to shareholders (and accordingly to Unit holders as owners of a pro rata portion of the REIT Shares) on December 31 of the year they are declared, even when paid by the REIT during the following January.

     III. Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of certain types of dividends. However, any loss realized by a Unit holder with respect to the disposition of his pro rata portion of the REIT Shares, to the extent such Unit holder has owned his Units for less than six months or the Trust has held the REIT Shares for less than six months, will be treated as long-term capital loss to the extent of the Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares. In addition, such basis will be increased by the Unit holder's aliquot share of the accrued original issue discount with respect to each Debt Obligation for which there was original issue discount at the time such Debt Obligation was issued, and by accrued market discount which the Unit holder has elected to annually include in income with respect to each Debt Obligation, and reduced by the Unit holder's aliquot share of the amortized acquisition premium, if any, which the Unitholder has properly elected to amortize under Section 171 of the Code on each Debt obligation. The tax basis reduction requirements of the Code relating to amortization of premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than original cost.

     IV. If the Trustee disposes of a Trust asset (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with the basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) among each of the Trust's assets (as of the date on which his or her Units were acquired) ratably according to their values as of the valuation date nearest the date on which he

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or she purchased such Units. A Unit holder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of certain dividends, not including properly designated capital gains dividends paid on REIT Shares, with respect to each Security.

     V. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving whole Securities and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unit holder receives cash in addition to Securities. A Unit holder will not recognize gain or loss if a Unit holder only receives Trust assets in exchange for his or her pro rata portion of the assets held by the Trust. However, if a Unit holder also receives cash in exchange for a Trust asset or fractional share of an asset held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received or by the Unit holder and his or her tax basis in such Trust asset or fractional share of a Trust asset. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Asset owned by the Trust.

     A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unit holder's pro rata portion of certain types of dividends on Stock received by such Trust (to the extent such dividends are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code. However, dividends received on the REIT Shares and distributions with respect to the Debt Obligations are not eligible for the dividends received deduction. Certain special rules, however, may apply with regard to the preferred stock of a public utility.

     To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends with respect to stock of domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit

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holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Debt obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his or her pro rata portion of a Debt obligation issued with original issue discount exceeds his or her pro rata portion of its adjusted issue price. It is possible that a Debt Obligation that has been issued at an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of
Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

     If a Unit holder's tax basis in his or her interest in any Debt Obligation held by the Trust is less than his or her allocable portion of such Debt Obligation's stated redemption price at maturity (or, if issued with original issue discount, his or her allocable portion of its revised issue price on the date he or she buys such Units), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. Market discount accrues daily computed on a straight line basis, unless the Unit holder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includible in taxable income of the Unit holders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on Debt obligations, on the sale, maturity or disposition of such Debt obligations and on the sale of a Unit holder's Units unless a Unit holder elects to include the accrued market discount in taxable income as such discount accrues. If a Unit holder does not elect to annually include accrued market discount in taxable income as it accrues, deductions of any interest expense incurred by the Unit holder to purchase or carry his or her Units will be reduced by such accrued market discount. In general, the portion of any interest which is not currently deductible is deductible when the accrued market discount is included in income.

     The tax basis of a Unit holder with respect to his or her interest in an obligation is increased by the amount of original issue discount (and market discount, if the Unit holder elects to include market discount, if any, on the Debt obligations in income as it accrues) thereon properly included in the Unit holder gross income as determined for Federal income tax purposes

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and reduced by the amount of any amortized premium which the, Unit, holder has properly elected to amortize under Section 171 of the Code. A Unit holder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all the assets of the Trust.

     A Unit holder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trust or redeemed or when a Unit holder disposes of his or her Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor; subject to various nonrecognition provisions of the Code.

     As previously discussed, gain attributable to any Debt obligation deemed to have been acquired by the Unit holder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unit holder realizing a taxable gain when his or her Units are Told or redeemed for an amount equal to or less than his or her original cost.

     If a Unit holder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust Assets represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unit holder to include market discount income as it accrues) as previously discussed.

     It should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions." In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

     It should be noted that payments to the Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unit holders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unit holders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

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     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-120904) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

     We hereby consent to the reliance upon this opinion by Emmet, Marvin & Martin, LLP, counsel for the Trustee, in rendering its opinion as to certain New York State tax matters delivered of even date herewith.

                                              Very truly yours,

                                              /s/ Chapman and Cutler LLP
                                              ----------------------------
                                              CHAPMAN AND CUTLER LLP

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